Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Reports Second Quarter Sales, Net Income and Earnings per Share

•	Company revises guidance for fiscal 2009

CLEVELAND, January 20, 2009 — Parker Hannifin Corporation (NYSE: PH), the world leader in motion and control technologies, today reported results for its fiscal 2009 second quarter ending December 31, 2008. Fiscal 2009 second quarter sales were $2.7 billion, a decline of 5.0 percent from $2.8 billion in the same quarter a year ago. Net income declined 26.7 percent to $155.4 million from $211.9 million in the second quarter of fiscal 2008. Earnings per diluted share declined 22.0 percent to 96 cents compared with $1.23 in last year’s second quarter. Cash flow from operations for the first six months of fiscal 2009 was $444.5 million, or 7.7 percent of sales.

“Current quarter results reflect the fact that the global recession has deepened and widened in recent months and creates some uncertainty for the remainder of our fiscal year and throughout calendar 2009,” said Chairman, CEO and President Don Washkewicz. “Although we are positioned to fare much better in this recession than in the past, current market conditions are unprecedented and have required us to lower our expectations for the year and reduce costs across our operations. As a direct result of the actions we have taken under the Win Strategy during the past seven years, including our ability to adjust and manage inventory on a real-time basis, Parker is better prepared to adapt to changing market circumstances and weather the challenges ahead.”

Segment Results

In the Industrial North America segment, second-quarter sales increased slightly to $993.0 million, and operating income declined 24.0 percent to $107.6 million, compared with the same period a year ago.

In the Industrial International segment, second-quarter sales declined 11.5 percent to $1.0 billion, and operating income declined 34.3 percent to $115.1 million, compared with the same period a year ago.

In the Aerospace segment, second-quarter sales increased 10.0 percent to $473.7 million, and operating income increased 34.2 percent to $69.7 million, compared with the same period a year ago.

In the Climate & Industrial Controls segment, second-quarter sales declined 21.8 percent to $179.2 million, and the segment recorded an operating loss of $12.8 million, compared with an operating profit of $5.4 million in the same period a year ago.

Orders

In addition to financial results, Parker also reported a decline of 20 percent in total orders for the quarter ending December 31, 2008, compared with the same quarter a year ago. Parker reported the following orders by operating segment:

•	Orders declined 18 percent in the Industrial North America segment, compared with the same quarter a year ago.

•	Orders declined 28 percent in the Industrial International segment, compared with the same quarter a year ago.

•	Orders increased 2 percent in the Aerospace segment on a rolling 12 month average basis.

•	Orders declined 28 percent in the Climate and Industrial Controls segment, compared with the same quarter a year ago.

Outlook

For fiscal 2009, the company revised guidance for earnings from continuing operations to the range of $3.85 to $4.25 per diluted share. Previous guidance for earnings from continuing operations was $5.35 to $5.75 per diluted share.

“While the outlook holds many challenges, Parker has a seasoned management team that has experience managing through a downturn,” added Washkewicz. “Workforce and expense reductions have been implemented throughout the company and contingency plans are in place should further actions become necessary. In short, we are prepared to adjust our costs appropriately to reflect changing demand levels. At the same time, we will stay vigilantly focused on long-term growth and are confident that we will emerge in an even stronger position as demand in our end markets improves.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal second-quarter results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, http://www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $12 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 62,000 people in 48 countries around the world. Parker has increased its annual dividends paid to shareholders for 52 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information site at http://www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The Total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders in the Aerospace segment.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current recession, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments or significant changes in financial condition; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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PARKER HANNIFIN CORPORATION - DECEMBER 31, 2008

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands except per share amounts)	2008	2007	2008	2007
Net sales	$2,688,656	$2,829,060	$5,753,344	$5,616,316
Cost of sales	2,121,450	2,194,137	4,458,672	4,316,434

Gross profit	567,206	634,923	1,294,672	1,299,882
Selling, general and administrative expenses	337,183	318,961	669,866	643,922
Interest expense	30,307	26,016	58,403	48,437
Other expense (income), net	1,843	(6,224)	11,801	(6,389)

Income before income taxes	197,873	296,170	554,602	613,912
Income taxes	42,472	84,307	149,025	172,452

Net income	$155,401	$211,863	$405,577	$441,460

Earnings per share:
Basic earnings per share	$.97	$1.26	$2.49	$2.61

Diluted earnings per share	$.96	$1.23	$2.47	$2.56

Average shares outstanding during period - Basic	160,839,120	168,063,375	162,627,269	168,923,092
Average shares outstanding during period - Diluted	161,755,586	171,993,863	164,272,066	172,456,317

Cash dividends per common share	$.25	$.21	$.50	$.42

BUSINESS SEGMENT INFORMATION BY INDUSTRY (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2008	2007	2008	2007
Net sales
Industrial:
North America	$993,040	$991,419	$2,100,117	$1,997,247
International	1,042,741	1,177,749	2,265,933	2,278,637
Aerospace	473,667	430,698	952,140	857,988
Climate & Industrial Controls	179,208	229,194	435,154	482,444

Total	$2,688,656	$2,829,060	$5,753,344	$5,616,316

Segment operating income
Industrial:
North America	$107,615	$141,680	$268,101	$296,862
International	115,122	175,227	318,074	358,660
Aerospace	69,658	51,917	137,806	109,353
Climate & Industrial Controls	(12,814)	5,421	2,685	20,927

Total segment operating income	$279,581	$374,245	$726,666	$785,802
Corporate general and administrative expenses	42,372	40,039	82,746	85,348

Income from operations before interest expense and other	237,209	334,206	643,920	700,454
Interest expense	30,307	26,016	58,403	48,437
Other expense	9,029	12,020	30,915	38,105

Income before income taxes	$197,873	$296,170	$554,602	$613,912

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2008

CONSOLIDATED BALANCE SHEET

(Unaudited)

(Dollars in thousands)	December 31,	2008	2007
Assets
Current assets:
Cash and cash equivalents		$261,990	$197,650
Accounts receivable, net		1,682,338	1,745,683
Inventories		1,519,651	1,477,267
Prepaid expenses		69,498	63,774
Deferred income taxes		145,131	137,206

Total current assets		3,678,608	3,621,580
Plant and equipment, net		1,888,023	1,804,979
Goodwill		2,884,187	2,669,678
Intangible assets, net		1,236,724	627,702
Other assets		427,649	493,567

Total assets		$10,115,191	$9,217,506

Liabilities and shareholders’ equity
Current liabilities:
Notes payable		$1,022,112	$865,058
Accounts payable		751,942	756,495
Accrued liabilities		777,462	770,016
Accrued domestic and foreign taxes		116,183	104,919

Total current liabilities		2,667,699	2,496,488
Long-term debt		1,882,693	1,151,469
Pensions and other postretirement benefits		480,561	361,605
Deferred income taxes		216,131	118,203
Other liabilities		286,426	312,505
Shareholders’ equity		4,581,681	4,777,236

Total liabilities and shareholders’ equity		$10,115,191	$9,217,506

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

		Six Months Ended December 31,
(Dollars in thousands)		2008	2007
Cash flows from operating activities:
Net income		$405,577	$441,460
Depreciation and amortization		175,885	155,146
Stock-based compensation		28,451	30,086
Net change in receivables, inventories, and trade payables		72,151	(90,157)
Net change in other assets and liabilities		(247,558)	(42,674)
Other, net		10,009	(20,260)

Net cash provided by operating activities		444,515	473,601

Cash flows from investing activities:
Acquisitions (net of cash of $24,191 in 2008 and $11,396 in 2007)		(705,128)	(463,051)
Capital expenditures		(174,391)	(118,742)
Proceeds from sale of plant and equipment		10,550	13,571
Other, net		(2,973)	(2,701)

Net cash (used in) investing activities		(871,942)	(570,923)

Cash flows from financing activities:
Net (payments for) common share activity		(430,080)	(475,943)
Net proceeds from debt		911,428	670,344
Dividends		(81,331)	(71,867)

Net cash provided by financing activities		400,017	122,534

Effect of exchange rate changes on cash		(36,648)	(268)

Net (decrease) increase in cash and cash equivalents		(64,058)	24,944
Cash and cash equivalents at beginning of period		326,048	172,706

Cash and cash equivalents at end of period		$261,990	$197,650